UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 18, 2020

Quotient Technology Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Logue Avenue Mountain View, California 94043 (Address of principal executive offices)

(650) 605-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Media Officer

On March 24, 2020, Quotient Technology Inc. (the “Company”) announced that Mr. Jason Young, Chief Media Officer, is departing the Company.  With the integration of the Company’s media business nearly complete, Mr. Young’s last day will be April 1, 2020.

Consistent with the terms of the Company’s Change of Control and Severance Agreement with Mr. Young filed with the Securities and Exchange Commission on August 9, 2019 (the “Young Severance Agreement”), Mr. Young will be eligible to receive: (i) a lump sum payment (less applicable withholding taxes) equal to twelve months of base salary continuation (excluding bonus or any pro ration thereof) and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Young would be required to pay to continue his group health coverage in effect on the date of Mr. Young’s termination of employment, multiplied by 12. The foregoing benefits are subject to the terms and conditions of the Young Severance Agreement, including Mr. Young’s timely execution of an effective separation agreement and release of claims against the Company following the termination date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen

General Counsel, Secretary and Compliance Officer

Date: March 24, 2020